Exhibit 99.1
Indymac Announces Further Right-sizing of its Workforce
Please see the message below, which contains the contents of an email from Indymac’s CEO, Mike Perry, sent to all Indymac employees today.
Grove Nichols
Communications Director
To all Indymac employees:
Indymac has five key execution priorities for 2008, which I sent out at the end of last year to all Indymac employees and which is attached. The fourth of our five priorities speaks directly to our profitability and cost efficiency and states that we must “right-size our costs and implement process changes to make our new production model profitable ASAP”. Related to this priority, I am writing you with some tough news, which should come as no surprise to anyone. Today, we are announcing a reduction in our global workforce of 2,403 people, or 24% of our overall workforce, spread throughout the company, including a 27% reduction in staff with our outsourced and temporary vendors, mainly in India. This action is clearly painful, but it is necessary in our drive to return Indymac to profitability soon.
Last year we reduced our global workforce by roughly 1,600 through a successful voluntary resignation and severance program in September, significant reductions in our outsourced and temporary workforce and some targeted layoffs during the year. At the same time, we also took advantage of the mortgage market disruption to build a retail lending platform from almost nothing a year ago to a group of almost 2,200 professionals today. Net / net, we ended 2007 with a workforce of 9,938, up from 8,775 at the end of 2006, all during a time when more than 200 mortgage companies failed and an estimated 100,000+ mortgage industry jobs were eliminated.
When I discussed the results of the voluntary resignation and severance program in an email to all of you on October 12, I stated, “I believe that we are largely done with staff reductions at this time except for some small, targeted layoffs over the next 30 days ... unless, of course, the mortgage market takes another turn for the worse.” The reality is that since October 12 conditions have gotten worse in our industry. The private secondary market remains virtually frozen, and the market suffered another setback in November, as the GSEs reported large losses and indicated that they are capital-constrained, with the result that they had to further tighten their own guidelines.
While Indymac continues to have a significant capital cushion and strong liquidity, we need to make sure that that remains the case going forward, and, therefore, we have needed to take steps to make sure that our balance sheet does not grow significantly as a result of non-GSE loans (primarily plain vanilla, prime jumbo home loans) that we originate but cannot sell in the secondary market.  Therefore, we were forced to undertake another round of additional guideline cuts in the products we offer. As a result, our pipeline fell 28% in December, from $10.7 billion at 11/30 to $7.7 billion at 12/31, and we have had to trim our forecast for 2008 volume to $43 billion, compared to $78 billion in 2007 and $92 billion in 2006.
In light of these market conditions, this action to further right-size our costs is a necessary step in our drive to return Indymac to profitability soon.

Who has been impacted and how were individuals selected?
Employees and outsourced contractors are being impacted across the company, including both management and staff. The reductions are summarized below by our major business areas:

	Total
	Workforce	Total	Pro-forma	Reduction
Function /	as of	Workforce	Total	as a % of
Business Unit	12/31/07	Reduction	Workforce	Workforce
1. Directly Revenue Generating
▪ Mortgage Production	4,183	1,272	2,911	30%
▪ Thrift	74	7	67	10%
▪ Deposits	324	34	290	11%

Subtotal	4,581	1,313	3,268	29%
2. Indirectly Revenue Generating:
▪ Mortgage Operations	2,738	606	2,132	22%
3. Indirectly Revenue Generating:
▪ Servicing	749	29	720	4%
▪ Deposits	21	3	18	14%

Subtotal	770	32	738	4%
4. De-centralized / Business Unit Support & Administration	987	253	734	26%
5. Centralized / Corporate Overhead	862	199	663	23%

Total	9,938	2,403	7,535	24%

Of the 2,403 impacted individuals, 1,881 are being impacted immediately, including 1,440 regular employees and 441 from our global/non-traditional workforce. 470 are sales staff who we anticipate will not be able to succeed and earn sufficient commission-based income and will therefore leave Indymac by March 31, and the remaining 52 are individuals who have voluntarily resigned since January 1.
Of the 1,440 regular employees impacted immediately, we offered a voluntary resignation and severance program to the sales staff in the Mortgage Professionals Group, to whom we had not offered this option last September. 366 sales staff, who were generally those performing in the bottom third and realized they would have a hard time making a living in the current market, opted for this program. For the balance of the regular employees impacted, as they had just been offered the voluntary program last fall, we saw no utility in offering this program again. Therefore, as difficult as this is to say, 1,074 of these employees are being laid off. We have been as fair and objective as possible in the layoff selection process, taking into consideration an individual’s quality of work as measured either by performance metrics in a compensation plan and/or performance rating, any recent performance counseling and the employee’s cost per unit of output. In addition, some groups, offices and job functions have been eliminated entirely, such that unfortunately some solid performers have also been laid off. In this respect, we have made the decision to close down our regional wholesale mortgage centers in Tampa, Philadelphia, Boston, Columbia and Kansas City (the other operations in Kansas City will remain open) by the end of the first quarter and consolidate these mortgage operations into our 11 other regional centers around the country.
Clearly, these were not easy decisions to make, but I do believe that our process was fair and based on objective criteria.
What does this mean for the impacted employees?
The 366 sales staff who elected the voluntary program did so prior to year-end, and their last day of work was January 7. The 1,074 other employees being impacted now have been notified today.  For most, today will be their last day at work, while others will be leaving over the next few weeks.
As I have said before, how you act in times of adversity and how you treat people as they leave your company says a lot about what kind of a company you are and what your true values are. In that respect, while most other companies in our industry pay very little, if any, severance, I want to reiterate that Indymac has a generous severance package for laid off employees to assist them with this difficult transition.  This severance policy provides one month of pay and one month of Indymac-paid COBRA insurance coverage for each year of service and is, we believe, the most generous in the mortgage industry, if not among most of the Fortune 500.
As a result of our severance program, the permanent, non-sales staff (excluding senior managers) who are being laid off will be receiving average severance, including COBRA insurance payments, of $18,358, which is equivalent to 3 months of average monthly pay, plus a payment for accrued unused vacation averaging $1,600 per employee. In addition, all impacted employees who qualify for a 2007 bonus payment will receive their payment as scheduled March 15. While perhaps nothing can really compensate for the impact of job loss, we feel that the severance payments we are making will surely provide some measure of relief.  In addition, as I review all our workforce reductions in the past year, I believe we have conducted them in the most humane way possible in that 26% of the reductions was accomplished through our voluntary resignation and severance programs, and 18% was accomplished through reductions in our global/non-traditional workforce, where staff work for third party vendors and these people can generally be redeployed by the staffing vendors.
What does this mean for Indymac?
This reduction in force will result in Indymac taking a pre-tax charge to earnings for severance and other related expenses of approximately $25 million in the first quarter, as well as other charges, which we are still finalizing, mainly related to real estate we will be vacating.  The cost savings we will realize should roughly offset these charges during the first quarter. In total, we project roughly $136 million in annual staffing cost savings going forward and will also have additional ongoing savings from the real estate we will be vacating. The bottom line is that these savings are essential in our drive to return Indymac to profitability soon.
Clearly, today’s announcement is a strong step in right-sizing our costs. The $136 million in projected annual labor cost savings represents a 14.8% reduction in our annualized Q4-07 total operating expense run rate. While our total headcount has declined by 14.1% since 12/31/06, from 8,775 to 7,535 (pro-forma) today, netting out RLG, our workforce has actually declined by 32.2%, from 8,714 to 5,906.
Given these cost reductions and other efficiency measures, we are currently forecasting our operating expenses for 2008 to be in a range of $625 million to $675 million (excluding severance and related charges, charges related to real estate we will be vacating with the workforce reduction and REO expenses), down 25% to 31% from $906 million in 2007.
* * * * *
What we see happening in our industry today is the direct result of our capitalist, market-based, free enterprise system, where resources (people, capital, etc.) are constantly being redeployed from industry to industry, often in an abrupt and gut-wrenching way. The bottom line is that there have been too many resources deployed to the housing and mortgage markets for too long, and the markets are forcing these human and capital resources to be abruptly redeployed to other industries. In this “survival of the fittest” system, which I believe ultimately produces the healthiest overall economic environment, the bottom performing real estate and mortgage professionals are having a tough time staying in the business, and most are realizing that they have to find different careers. Unfortunately, I don’t think this process is entirely finished at Indymac, and I anticipate further cutbacks in the range of 500 to 1,000 of our global workforce primarily throughout the first half of this year, as we close offices and activities that can’t quickly return to profitability and further automate our business and continue to drive down our costs to remain competitive under our new production model. These significant cost reductions, combined with future reductions and our other core strategies, give us a realistic shot of returning to profitability by the second half of 2008.
When the mortgage industry “weeding out” process is complete, the business will once again be healthy for those of us who are committed and strong performers ... and I have no doubt that Indymac is one of those strong performers who will survive. Frankly, given the fact that Indymac’s previous core business ... non-GSE mortgage banking ... is currently gone, and we have had to “turn our business on a dime” in converting to a GSE lending model ... and given the present state of the US housing and mortgage industries and the global financial markets ... I think that even the prospect of returning to profitability this year provides solid evidence that we can successfully manage our way through this very challenging period and then begin to rebuild shareholder value.
I will provide you all with an update on the other key execution priorities with our Q4-07 earnings release on February 12, if not before then.
Thank you once again for your hard work and continued commitment to Indymac.
Mike

FORWARD-LOOKING STATEMENTS
Certain statements contained in this communication may be deemed to be forward-looking statements within the meaning of the federal securities laws. The words “anticipate,” “believe,” “estimate,” “expect,” “project,” “plan,” “forecast,” “intend,” “goal,” “target,” and similar expressions, as well as future or conditional verbs, such as “will,” “would,” “should,” “could,” or “may,” are generally intended to identify forward-looking statements that are inherently subject to risks and uncertainties, many of which are beyond Indymac’s control or cannot be predicted or quantified. Actual results and the timing of certain events could differ materially from those projected in or contemplated by the forward-looking statements or from historical results due to a number of factors, including: the effect of economic and market conditions including industry volumes and margins; the level and volatility of interest rates; Indymac’s hedging strategies, hedge effectiveness and asset and liability management; the accuracy of subjective estimates used in determining the fair value of financial assets of Indymac; the credit risks with respect to Indymac’s loans and other financial assets including increased credit losses due to demand trends in the economy and in the real estate market and increased delinquency rates of borrowers; the actions undertaken by both current and potential new competitors; the availability of funds from Indymac’s lenders and from loan sales and securitizations to fund mortgage loan originations and portfolio investments, including a reduction in secondary mortgage market investor demand; the execution of Indymac’s growth plans in a significant market transition; the impact of disruptions triggered by natural disasters; the impact of current, pending or future legislation, regulations or litigation; and other risk factors described in the reports that Indymac files with the Securities and Exchange Commission, including its Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and its reports on Form 8-K. Accordingly, readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date they are made. Indymac does not undertake to update or revise forward-looking statements to reflect the impact of circumstances or events that arise after the date the forward-looking statements are made.

Execution Priorities Ensure that we maintain strong capital and liquidity levels Ensure that non-GSE production does not increase balance sheet and erode capital cushion Raise more capital Continue to grow deposits and prudently expand retail branch network Ensure that credit quality of new production is very good and that every loan is fair and suitable for consumers. Implement early production credit quality detection and accountability systems...promptly cut any product, channel, region or customer that shows high early delinquency trends. Reserve properly and loss mitigate existing delinquent and NPA assets. Seek to reduce NPAs by prudent and creative workouts, modifications and asset sales Right size costs and implement process changes to make new production model profitable ASAP Ensure retail and wholesale are profitable now More layoffs More outsourcing Close any business that is not profitable (excluding prior production credit costs) now Process changes and automation (including shortening asset turn times to reduce capital needs, and improve efficiency and profitability) Ensure every loan priced, hedged and sold by secondary is profitable Dramatically improve customer service Recruit and retain strong regional presidents who profitably produce good loan quality, and build a strong customer service culture in their region Code of conduct changed to ensure purchase transactions close on time Entire leadership team from staff level to CEO lead by example and own each customer problem to completion Improve policy, process and systems...with an emphasis on common sense practical solutions Customer net promoter status, a single measure of customer service, will be monitored and driven into all pay plans to measure results, in addition to regular surveying of customers, sales force, operations groups Capital & Liquidity Credit Quality Loss Mitigation Profitability & Cost Efficiency Customer Service 1 2 3 4 5